Apollo Group, Inc.
News Release

APOLLO GROUP, INC. PROVIDES CLARIFICATION IN REGARD TO RECENT JURY VERDICT

Phoenix, Arizona, January 24, 2008 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group” or “the Company”) today provided clarification on certain matters in regard to the verdict returned on January 16, 2008, by a Phoenix jury in a consolidated securities class action suit brought by the Policemen’s Annuity and Benefit Fund of Chicago.

The case, tried in federal district court in Arizona, was premised on Apollo’s supposed failure to disclose unsubstantiated allegations from a preliminary government report. The jury awarded damages of $5.55 for each share of common stock in the class suit. The Company intends to pursue any and all remedies that may be available to reverse or reduce this damage award, including, if necessary, appealing the judgment once that judgment is issued by the court. The class is defined as shareholders who purchased shares after February 27, 2004, and still owned the shares on September 14, 2004. The actual amount of damages payable cannot be determined until notices are published and shareholders present valid claims. This process will take several months to complete; thus the actual amount of damages is not yet known. Plaintiffs have estimated that there are approximately 30 to 50 million shares in the class. Based on the plaintiffs’ estimate, the damages would range between $166.5 million and $277.5 million. The Company will undertake a process to estimate the total liability associated with this jury verdict and intends to record its best estimate of the potential loss, including estimate future legal and other costs, in its second quarter of fiscal 2008.

Liability in the case is joint and several, which means that each defendant, including the Company is liable for the entire amount of the judgment. As a result, Apollo Group will be responsible for posting any bond associated with its appeal and, if finally adjudicated, payment of the full amount of damages as ultimately determined. The Company does not expect to receive material amounts of insurance proceeds from its insurers to satisfy any amounts ultimately payable to the plaintiff class. In addition, although the insurers have made or are expected to make payments under the policy for defense costs, including legal fees, incurred of approximately $25 million, the insurers have not waived their rights to object to the coverage. Nonetheless, from a liquidity perspective, as of November 30, 2007, the Company had $590.5 million of cash, cash equivalents, and marketable securities, excluding restricted cash, and continues to generate positive cash flow. The Company believes payment of any ultimate liability will not have a material adverse effect on its business or cash flows.

With respect to the Company’s recently announced credit facility, entry of the judgment will preclude the Company from obtaining extensions of credit under such facility until the judgment is stayed or discharged. If the judgment is not stayed or discharged within 60 days, it will constitute an event of default under the credit facility which would allow the lenders thereunder to terminate such facility. The Company expects to cause the judgment to be stayed by filing any necessary bond in a timely manner. There have not been any extensions of credit under the arrangement.

During trial, Apollo Group presented evidence demonstrating that the Company acted responsibly, consulted with professional advisors as appropriate, and at all times communicated truthfully to the market. The Company believes the jury’s verdict in this case is not supported by the facts or the law, and, as stated above, intends to pursue its available remedies vigorously, including various motions for post-trial relief and an appeal. Currently, the Company is awaiting the court’s formal judgment. After the judgment is entered, the Company will file post-trial motions and, if necessary, a notice of appeal.

The Company does not intend to disclose additional information about the litigation at this time and, therefore, will not be taking media calls.

About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels at 256 locations in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico and the Netherlands, as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, litigation exposure, and overall future prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors.  For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (602) 557-1719 ~ janess.pasinski@apollogrp.edu